UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 5, 2005
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 5, 2005, Chesapeake issued a press release providing updated full year earnings and cash flow guidance for fiscal 2005 and an estimate of earnings per share for the second quarter of 2005.

Chesapeake also announced that it has identified accounting errors, which date back to early 2004 that have the effect of overstating historically reported net income. The errors, which did not impact fiscal 2004 or first-quarter 2005 reported cash flow, relate to inventory costing and accrual accounting at the company's Plastic Packaging operation in Crewe, England, and corporate accruals for long-term incentive compensation. Based on preliminary findings, the errors at Crewe resulted in a cumulative overstatement of historically reported net income during fiscal 2004 and the first quarter of 2005 of approximately $0.9 million to $1.3 million. The adjustment for long-term incentive accruals resulted in a cumulative understatement of historically reported net income during fiscal 2004 and the first quarter of 2005 of approximately $0.4 million. Chesapeake previously reported net income of $11.3 million for fiscal 2004 and $2.3 million for the first quarter of fiscal 2005. The Company expects to complete its analysis of the impact of the accounting errors, which will include a determination of the specific periods affected, by August 11, 2005.

Chesapeake is conducting an investigation as to the errors and internal controls at Crewe under the oversight of the Audit Committee of the Company's Board of Directors and with the assistance of external professionals.

The information in this Form 8-K and the related exhibit should not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing made by Chesapeake under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

  The following Exhibit is filed as part of this report:

99.1 Press release dated August 5, 2005, announcing revision to fiscal 2005 earnings guidance and identification of prior period accounting errors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: August 8, 2005	BY:	/s/ J.P. Causey Jr.
J.P. Causey Jr.
Executive Vice President, Secretary & General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated August 5, 2005, announcing revision to fiscal 2005 earnings guidance and identification of prior period accounting errors